Exhibit 10.6.17

August 2, 2002

Mr. Mark Borland
3 Arthur’s Court
P. O. Box 467
Newton, CT 06470

Dear Mark:

Panera, LLC is pleased to extend an offer to you for the position of Senior Vice President, Chief Supply Chain Officer, reporting to Ron Shaich, Chairman and Chief Executive Officer. The effective date of this offer is August 2, 2002.

Your salary for this position will be payable at the bi-weekly rate of $7,692.30 ($200,000 annually). In addition, your compensation will include the following:

•	You will be included in our 2002 Incentive Program as of August 2, 2002 based on your responsibilities and the ultimate outcome in the Bunge negotiations. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit’s financial goals and overall Company profitability. Your normal incentive target is 20% of your base rate (we refer to it as a “double” when you meet agreed upon expectations) with an upside potential of 40% (“homerun”-significantly exceeding expectations). Any incentive paid for the 2002 plan year will be prorated for your period of employment since beginning this position.

•	Consideration for 50,000 stock options, which vest to you over five (5) years. The price per share depends on the value per share on the date of the next Board of Director’s meeting.

•	Car allowance of $5000 paid in bi-weekly increments of $192.31.

All other previous agreements with Panera are null and void.

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process,

Mark Borland
July 30, 2002

if it hasn’t already. Our benefit package is subject to ongoing review and modifications from time to time. You will receive an employee handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins at extension 7318.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Please indicate your acceptance of this offer by signing and returning one original of this letter as soon as possible.

Nothing in this letter is intended or should be construed to execute a contract for a definite term. Both you and the Company are free to terminate the employment relationship at any time.

Please indicate your acceptance of this offer by signing and returning one original of this letter at your earliest convenience.

Mark, your continued efforts and contributions with Panera, LLC are greatly appreciated and your promotion to Senior Vice President, Chief Supply Chain Officer is well deserved. We look forward to your future participation in the growth and development of the Company.

Sincerely,

/s/ Ron Shaich	/s/ Mariel Clark

Ron Shaich Chairman and CEO	Mariel Clark Vice President, Human Resources

I have read and accept the provisions as outlined above.

9/30/02	/s/ Mark Borland

Date	Mark Borland